EXHIBIT 99


DATE:        October 26, 1999

CONTACTS:    Richard F. Komosinski, President and CEO
             Joseph D. Roberto, Vice President, Treasurer and CFO

PHONE:       914-965-2500


FOR IMMEDIATE RELEASE


                 YONKERS FINANCIAL CORPORATION REPORTS EARNINGS
          FOR THE QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 1999 AND
             ANNOUNCES AN INCREASE IN THE QUARTERLY CASH DIVIDEND TO
                                 $0.09 PER SHARE

Yonkers,  New York - October 26, 1999,  Yonkers Financial  Corporation  (NASDAQ:
YFCB) (the "Company"), the holding company for The Yonkers Savings and Loan Association, FA (the "Association"), reported net income of $2.7 million or $1.11 diluted earnings per common share for the fiscal year ended September 30, 1999, compared to net income of $2.9 million or $1.08 diluted earnings per common share for the fiscal year ended September 30, 1998. Basic earnings per common share were $1.13 for the fiscal year ended September 30, 1999, compared to $1.12 for fiscal 1998. Net income for the quarter ended Se ptember 30, 1999 amounted to $673,000 or $0.30 diluted earnings per common share compared to $678,000 or $0.27 diluted earnings per common share for the quarter ended September 30, 1998. Basic earnings per common share were $0.31 for the quarter ended September 30, 1999 compared to $0.28 for the same period in 1998.

The Company also announced that the Board of Directors, at its October 19, 1999 meeting, increased the quarterly cash dividend from $0.08 per share to $0.09 per share, payable November 19, 1999 to holders of record as of November 5, 1999. The dividend represents the Company's fourteenth consecutive quarterly cash dividend since converting to stock form. Richard F. Komosinski, the Company's President and Chief Executive Officer, said, "We are pleased with the Company's performance for fiscal 1999 and are proud of the progress we have made in the growth of the institution."

Total assets at September 30, 1999 amounted to $457.7 million, an increase of $74.7 million, or 19.5%, from $383.0 million at September 30, 1998. Asset growth during the period was funded primarily through proceeds from borrowings under Federal Home Loan Bank ("FHLB") advances and growth in the Company's deposit base relating to the expansion of its retail franchise. Total borrowings increased by $40.1 million to $147.9 million at September 30, 1999 from $107.8 million at September 30, 1998. Deposit liabilities increased $41.8 million to $273.0 million at September 30, 1999 from $231.2 million at September 30, 1998.

Funds provided by borrowings and deposit growth, as well as proceeds from the sales of mortgages held for sale, were primarily invested in new loans. Overall, total loans (loans receivable and mortgage loans held for sale) increased $101.8 million or 51.6%, to $299.2 million at September 30, 1999 from $197.4 million at September 30, 1998. The loan growth during fiscal 1999 primarily reflects originations (net of repayments) of $139.6 million, less $37.4 million in loans sold. Total securities decreased $29.9 million to $138.6 million at September 30, 1999 million from $168.5 million at September 30, 1998.

Stockholders' equity amounted to $32.0 million at September 30, 1999, a $9.8 million decrease from September 30, 1998. The decrease is primarily attributable to common share repurchases of $8.7 million for the treasury, and a $3.7 million decrease in the after-tax net unrealized gain on available-for-sale securities, partially offset by net income retained after dividends of $1.9 million, and a combined increase of $755,000 relating to the employee stock ownership plan ("ESOP") and the management recognition plan ("MRP"). The ratio of stockholders' equity to total assets decreased to 7.0% at September 30, 1999 from 10.91% at September 30, 1998 reflecting the substantial asset growth coupled with the net decrease in stockholders' equity. Book value per share (computed based on total shares issued less treasury shares) was $14.30 at September 30, 1999, a decrease from $15.33 at September 30, 1998.

Net interest income for the year ended September 30, 1999 was $12.0 million, an increase of $595,000 from $11.4 million for the prior year. Net interest income for the quarter ended September 30, 1999 was $3.2 million compared to $2.8 million for the quarter ended September 30, 1998. The increases primarily reflect a rise in the average interest rate spread, partially offset by a decline in net interest-earning assets (total interest-earning assets less total interest-bearing liabilities). The increase i the average interest rate spread is primarily a result of a decrease in the cost of funds as well as increases in the proportion of assets consisting of commercial real estate and multi-family loans. The Company's average interest rate spread increased to 2.71% for fiscal 1999 from 2.67% for fiscal 1998, while the net interest margin decreased to 3.13% for fiscal 1999, from 3.28% for fiscal 1998. The average interest rate spread for the three months ended September 30, 1999 increased to 2.89% from 2.36% for the comparable 1998 period, while the net interest margin increased to 3.16% for the 1999 three-month period from 2.89% a year earlier.


The provision for loan losses was $235,000 and $375,000 the years ended September 30, 1999 and 1998, respectively. The provision in each period reflects management's evaluation of the adequacy of the allowance for loan losses. Factors considered include the volume and type of lending conducted, the Company's previous loan loss experience, the known and inherent risks in the loan portfolio, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral and current economic conditions. Non-performing loans totaled $755,000 at September 30, 1999, a slight increase from $753,000 at September 30, 1998. The ratio of non-performing loans to total loans receivable decreased to 0.25% at September 30, 1999 compared to 0.41% at September 30, 1998. The allowance for loan losses was $1.5 million or 0.50% of total loans receivable at September 30, 1999 compared to $1.3 million or 0.70% of total loans receivable at September 30, 1998. The ratio of the allowance for loan losses to non-performing loans was 199.07% at September 30, 1999, compared to 172.91% at September 30, 1998.

Non-interest income increased $102,000 to $1.5 million for the year ended September 30, 1999 compared to $1.4 million for the prior year. The increase is primarily attributable to increases in service charges and fee income and other non-interest income, partially offset by decreases in the net gain on sales of real estate mortgages held for sale and available-for-sale securities. The $ 239,000 increase in service charges and fee income primarily reflects increases in transaction volume. In fiscal 1999 mortgage loan sales totaled $37.4 million resulting in net gains of $197,000 (including the recognition of mortgage servicing assets), as compared to loan sales of $69.8 million in fiscal 1998, which resulted in gains of $371,000. In addition, a provision for losses on loans held for sale of $97,000 was charged to net gain on sales of loans for fiscal 1999, no such provisions were made in fiscal 1998. Net gains on sale of securities for year ended 1999 was $111,000 on sales of $17.6 million in availabl for-sale securities compared to $117,000 in 1998 on sales of $28.2 million in available-for-sale securities. Other non-interest income for fiscal 1999 increased $43,000 from the prior year, reflecting a gain of $72,000 from the sale of loan servicing rights in fiscal 1999.

Non-interest expense increased $1.5 million to $9.1 million for the year ended September 30, 1999 compared to $7.6 million for the prior year. The current year increase is primarily attributable to increases in compensation and benefits expense, occupancy and equipment expense, and other non-interest expense. Compensation and benefits expense increased $818,000 from the prior year primarily due to increased costs related to additional staffing for the three new in-store branches and the expansion of lending operations. The $311,000 increase in occupancy and equipment expense primarily reflects increased costs associated with the establishment of three new branches and a lending center during fiscal 1999. The $279,000 increase in other non-interest expense primarily reflects expenses of $140,000 relating to the establishment of a real estate investment trust, Yonkers REIT, Inc. (the "REIT"), a wholly owned subsidiary of the Association. On September 30, 1999 $120.3 million in real estate loans, wer held by the REIT. The assets transferred to the REIT are viewed by regulators as part of the Association's assets in consolidation.

Income tax expense was approximately $1.6 million for fiscal 1999, a decrease from $2.0 million for fiscal 1998, reflecting lower pre-tax income and effective tax rates of 37.1% and 40.9% respectively. The decrease in the effective tax rate reflects the ancillary benefits from the aforementioned REIT. Under current law, all income earned by the REIT distributed to the Association in the form of a dividend has the effect of reducing the Company's New York State income tax expense.

The Company was organized in 1995, as the holding company for the Association. The Association currently serves the financial needs of communities in its market area through four traditional retail offices and one lending center located in Yonkers, New York and four in-store branches, located in Wappingers Falls, New York, Yorktown Heights, New York, Mt. Vernon, New York and Poughkeepsie, New York.

The Company's stock trades on The Nasdaq Stock Market under the symbol "YFCB".

This press release contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from these estimates. Such factors include, but not limited to, (i) the effect that an adverse movement in interest rates could have on net interest income, (ii) customer preferences, (iii) national and local economi and market conditions,
(iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits than anticipated, (vi) changes in accounting principles, policies, or guidelines, and (vii) changes in legislation. The Company disclaims any obligation to publicly announce future events or developments that may affect the forward-looking statements herein.

                                     -END-

                  YONKERS FINANCIAL CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                SEPTEMBER 30,
                                                                                           1999              1998
                                                                                           ----              ----
ASSETS
Cash and cash equivalents:
    Cash and due from banks                                                              $    4,651         $    3,195
    Short-term investments                                                                       --              1,000
                                                                                         ----------         ----------
         Total cash and cash equivalents                                                      4,651              4,195
                                                                                         ----------         ----------
Securities:
    Available for sale, at fair value (amortized cost of $120,996 in 1999
      and $123,317 in 1998)                                                                116,712             125,225
    Held to maturity, at amortized cost (fair value of $21,959 in 1999
      and $43,948 in 1998)                                                                  21,936              43,303
                                                                                         ---------           ---------
         Total securities                                                                  138,648             168,528
                                                                                         ---------           ---------
Real estate mortgage loans held for sale, at lower of cost or market value                   1,226              13,334
                                                                                         ---------           ---------
Loans receivable, net:
    Real estate mortgage loans                                                             291,199             177,783
    Consumer and commercial business loans                                                   8,254               7,544
    Allowance for loan losses                                                               (1,503)             (1,302)
                                                                                         ----------          ---------
         Total loans receivable, net                                                       297,950             184,025
                                                                                         ----------          ---------
Accrued interest receivable                                                                  2,750               2,791
Federal Home Loan Bank stock                                                                 7,397               6,426
Office properties and equipment, net                                                         1,984               1,258
Other assets                                                                                 3,089               2,467
                                                                                         =========           =========
         Total assets                                                                    $ 457,695           $ 383,024
                                                                                         =========           =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
    Deposits                                                                             $ 272,974           $ 231,181
    Securities repurchase agreements                                                        99,987             107,790
    FHLB advances                                                                           47,948                  --
    Other liabilities                                                                        4,769               2,251
                                                                                         ---------           ---------
         Total liabilities                                                                 425,678             341,222
                                                                                         ---------           ---------
Commitments and contingencies

Stockholders' equity:
    Preferred stock (par value $0.01 per share; 100,000
      shares authorized; none issued or outstanding)                                           --                   --
    Common stock (par value $0.01 per share: 4,500,000
      shares authorized; 3,570,750 shares issued)                                              36                   36
    Additional paid-in capital                                                             35,225               35,044
    Unallocated common stock held by employee stock
      ownership plan                                                                       (1,857)              (2,142)
    Unamortized awards of common stock under management
      recognition plan                                                                       (621)                (846)
    Treasury stock, at cost (1,332,011 shares in 1999 and
      844,511 shares in 1998)                                                             (21,866)             (13,189)
    Retained income, substantially restricted                                              23,652               21,754
    Accumulated other comprehensive (loss) income                                          (2,552)               1,145
                                                                                         ---------           ---------
         Total stockholders' equity                                                         32,017              41,802
                                                                                         ---------           ---------
                                                                                         $ 457,695           $ 383,024
                                                                                         =========           =========


                  YONKERS FINANCIAL CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                  For the Three Months            For the Year
                                                   Ended September 30,         Ended September 30,
                                                  ----------------------  ------------------------
                                                    1999         1998       1999          1998
                                                    ----         ----       ----          ----

Interest and dividend income:
   Loans                                            $4,665       $3,663     $16,399       $13,243
   Securities                                        2,382        2,936       9,869        11,750
   Other earning assets                                143          147         664           482
                                                    ------       ------     -------       -------
     Total interest and dividend income              7,190        6,746      26,932        25,475
                                                    ------       ------     -------       -------

Interest expense:
   Deposits                                          2,430        2,358       9,543         9,056
   Securities repurchase agreements                  1,166        1,560       4,530         4,718
   FHLB advances                                       359           62         811           248
                                                    ------       ------     -------       -------
     Total interest expense                          3,955        3,980      14,884        14,022
                                                    ------       ------     -------       -------

     Net interest income                             3,235        2,766      12,048        11,453

Provision for loan losses                               35           50         235           375
                                                    ------       ------     -------       -------
     Net interest income after provision for
       loan losses                                   3,200        2,716      11,813        11,078
                                                    ------       ------     -------       -------

Non-interest income:
   Service charges and fees                            331          221       1,090           851
   Net gain (loss) on sales of real estate
     mortgage loans held for sale                       16           98         197           371
   Net gain (loss) on sales of securities               13          (26)        111           117
   Other                                                 8           23         114            71
                                                    ------       ------     -------       -------
      Total non-interest income                        368          316       1,512         1,410
                                                    ------       ------     -------       -------

Non-interest expense:
   Compensation and benefits                         1,348        1,017       4,813         3,995
   Occupancy and equipment                             352          224       1,226           915
   Federal deposit insurance costs                      36           34         140           131
   Data processing service fees                        172          139         646           554
   Other                                               643          454       2,267         1,988
                                                    ------       ------     -------       -------
      Total non-interest expense                     2,551        1,868       9,092         7,583
                                                    ------       ------     -------       -------

      Income before income tax expense               1,017        1,164       4,233         4,905

Income tax  expense                                    344          486       1,570         2,004
                                                    ------       ------     -------       -------

      Net income                                    $  673       $  678     $ 2,663       $ 2,901
                                                    ======       ======     =======       =======

Earnings per common share:
   Basic                                             $0.31        $0.28      $1.13          $1.12
   Diluted                                            0.30         0.27       1.11           1.08
                                                    ======       ======     =======       =======


